Exhibit 99.1

SS Innovations International, Inc. Announces First Mantra Surgical Robotic System Sale in South America

SS Innovations receives Regulatory Approval for Clinical Use in Ecuador

SS Innovations Partners with Medical Device Firm Ingemedica S.A. for Distribution in Ecuador

The first SSi Mantra Surgical Robotic System to be installed at Interhospital, Guayaquil City, Ecuador

Fort Lauderdale, FL., September 3 2024 - SS Innovations International, Inc. (the Company” or “SS Innovations”) (OTC: SSII), developer of innovative surgical robotic technologies dedicated to making world-class robotic surgery affordable and accessible to a global population, announced that it has completed the first sale of its SSi Mantra Surgical Robotic System in Ecuador as it begins its sales efforts in Central and South America.

SS Innovations successfully received the Ecuadorian regulatory approvals for clinical use in May 2024. Following the approvals, ongoing efforts to bring the Company’s affordable surgical robotic system to Ecuador began to solidify. Through SS Innovation’s partnership with Ingemedica Del Ecuador S.A., the Company’s distribution partner in Ecuador, the first purchase order was placed in August 2024 by Interhospital, a large multispecialty hospital in Guayaquil City, Ecuador.

Juan Pablo Rovayo, Sales and Project Manager for Ingemedica Del Ecuador S.A., commented, “The acquisition of the SSi Mantra Robotical Surgical System by Interhospital represents a significant advancement for the healthcare system in Ecuador. The SSi Mantra, designed with the philosophy of making high-tech surgery affordable for everyone, not only places Ecuador at the forefront of modern medicine but also reinforces Interhospital’s commitment to accessibility and quality in healthcare. The SSi Mantra offers numerous advantages, such as advanced surgical precision that reduces recovery times and minimizes postoperative complications. This not only improves the experience and outcomes for patients but also optimizes hospital resources by reducing prolonged stays and the need for additional interventions.”

Mr. Rovayo further added, “The incorporation of this technology can make complex surgeries more accessible, eliminating the economic barriers that traditionally limit many patients. By making these surgeries more affordable, Interhospital not only elevates its level of service but also contributes to the overall well-being of the population, aligning with its mission to offer excellent healthcare to all Ecuadorians.”

SS Innovations’ President and COO, Dr. Vishwa Srivastava, said, “We are very excited to announce that we have completed our first SSi Mantra Surgical Robotic System sale in South America. We are very excited for the opportunity to extend our Company’s vision beyond borders and across continents. I am confident that the surgeons at Interhospital in Ecuador will be able to utilize our technology to best serve the patients in their community, offering the highest level of surgical care at an affordable cost, making our innovative technology accessible to all in Ecuador. As we are launching in South America, representing another part of the world that has tremendous inequity of healthcare access amongst its population, this expansion serves as a potent reminder and validation of our vision and mission to address the global need for affordable and accessible world-class robotic surgery. It is this same reminder that drives us forward at SS Innovations as a digital healthcare company in order to democratize global access to the latest technologies.”

The SSi Mantra Surgical Robotic System has received regulatory approvals in India, Indonesia, Nepal, Guatemala and now, Ecuador. It has been clinically utilized in over 1,900 cases in more than 80 different surgical procedures. SS Innovations has initiated the regulatory approval process in the United States and the EU, with approvals to market anticipated in the second half of 2025.

About SS Innovations International, Inc.:

SS Innovations International, Inc. (OTC: SSII) is a developer of innovative surgical robotic technologies with a vision to make the benefits of robotic surgery affordable and accessible to a larger part of the global population. SSII’s product range includes its proprietary “SSi Mantra” surgical robotic system, and “SSi Mudra” its wide range of surgical instruments capable of supporting a variety of surgical procedures including robotic cardiac surgery. SSII’s business operations are headquartered in India and SSII has plans to expand the presence of its technologically advanced, user-friendly, and cost-effective surgical robotic solutions, globally. For more information, visit SSII’s website at ssinnovations.com or LinkedIn for updates.

About SSI Mantra:

Supporting advanced, affordable, and accessible robotic surgery, the SSi Mantra Surgical Robotic System provides the capabilities for multi-specialty usage including cardiothoracic, head and neck, gynecology, urology, general surgery and more. With its modular arm configuration, 3D 4K vision open-console design and superior ergonomics, the system engages with the surgeon and surgical teams to improve safety and efficiency during procedures. The SSi Mantra system has received Indian Medical Device regulatory approval (CDSCO) and is clinically validated in India in more than 80 different types of surgical procedures. SS Innovations has commenced the regulatory approval process in the United States and the European Union and anticipates receiving FDA approval to market and CE Mark approval in the second half of 2025.

Forward-Looking Statements:

This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “will,” “intend,” “may,” “plan,” “project,” “should,” “could,” “seek,” “designed,” “potential,” “forecast,” “target,” “objective,” “goal,” or the negatives of such terms or other similar expressions to identify such forward-looking statements. These statements relate to future events or SS Innovations International, Inc.’s future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

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